SENIOR SECURED PROMISSORY NOTE

$2,000,000.00                                    Los Angeles, California
                                                 April 26, 2002

          FOR VALUE RECEIVED, the undersigned, CONCEPTS DIRECT, INC., a Delaware corporation ("Borrower"), promises to pay to ST. CLOUD CAPITAL PARTNERS, LP, a Delaware limited partnership ("Lender"), the principal amount of Two Million Dollars ($2,000,000.00), with interest from the date hereof on the unpaid principal balance under this Note at the rate of ten percent (10%) per annum (on the basis of a 360-day year and the actual number of days elapsed). This Note shall be due and payable in monthly installments in the amount of Forty-Two Thousand Four Hundred Ninety-Four Dollars and Nine Cents ($42,494.09), commencing on June 1, 2002 and continuing on the same day of each calendar month thereafter; provided that all accrued and unpaid interest and the entire unpaid principal amount shall be due and payable in a lump sum payment on the earlier to occur of (the "Maturity Date"): (a) May 1, 2007 and (b) the date on which the indebtedness under this Note is accelerated as provided for under this Note or that certain Note and Warrant Purchase Agreement dated as of April 26, 2002 by and among Borrower, Lender, Phillip
 A. Wiland and Linda S. Wiland (as the same may be amended, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"; capitalized terms used and not defined herein have the meanings set forth in the Note Purchase Agreement). In addition, on the Maturity Date, any and all costs and expenses provided for under this Note and the Note Purchase Agreement, shall be due and payable.

          All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender by automatic bank draft to Lender's account, ABA No. 121137522, Account No. 1891923136 at Comerica Bank, 9777 Wilshire Boulevard, Beverly Hills, California 90212, Credit to: St. Cloud Capital Partners, LP, Reference: Concepts Direct or at such other place within the United States as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday, and interest shall be payable thereon during such extension. All amounts due under this Note and the Note Purchase Agreement shall be payable without defense, set off or counterclaim.

          Each payment under this Note shall be applied in the following order: (a) to the payment of costs and expenses which Borrower is required to pay pursuant to the provisions of this Note or the Note Purchase Agreement; (b) to the payment of accrued and unpaid interest; and (c) to the payment of outstanding principal. Lender and each holder hereof shall have the continuing and exclusive right to apply any and all payments under this Note.

          This Note may be prepaid in whole or in part at any time upon not less than five (5) days written notice of Borrower's intention to make any such prepayment, which notice shall specify the date and amount of such prepayment. The written notice of Borrower to make a prepayment under this Note shall create an obligation of Borrower to pay the amount specified on the date specified in such notice. Any prepayment made prior to April 26, 2003, except for mandatory prepayments made upon a Real Estate Transfer, shall be subject to Prepayment Premium (as defined below), which shall be due and payable on the date of the prepayment. Any prepayment made on or after April 26, 2003 shall be without premium or penalty. Interest shall be paid to the date of payment on the principal amount prepaid. Any partial principal prepayment under this Note shall be applied first against the installments of principal due under this Note in the reverse order of their maturity, with no change in the required amount of the monthly installments due under this Note prior to those installments prepaid in whole or in part. For purposes of this Note, the "Prepayment Premium" shall equal five percent (5%) of the principal balance outstanding at the time of prepayment.


          Upon the occurrence of a Real Estate Transfer, Borrower shall apply the Net Proceeds of such Real Estate Transfer to prepay this Note as set forth in Section 7.13 of the Note Purchase Agreement. If any Event of Default has occurred and is continuing, then the interest rate under this Note shall increase immediately by an increment of two (2) percentage points. If any such Event of Default has occurred and continues for a period of three hundred sixty (360) days thereafter, then the interest rate under this Note shall increase by a further increment of two (2) percentage points (for a total increase of four (4) percentage points). Any increase of the interest rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this paragraph). If an Event of Default of the type described in Section 10.1(h) of the Note Purchase Agreement has occurred, then the aggregate outstanding principal amount due under this Note (together with all accrued interest and all other amounts due and payable hereunder) shall become immediately due and payable without any action on the part of Lender, and Borrower shall immediately pay to Lender all amounts due and payable under this Note. If an Event of Default (other than the type described in Section 10.1(h) of the Note Purchase Agreement) has occurred and is continuing, then Lender may declare all or any portion of the outstanding principal amount due under this Note (together with all accrued interest and all other amounts due and payable hereunder) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount due under this Note (together with all accrued interest and all other amounts due and payable hereunder) owed to Lender. If Lender demands immediate payment of all or any portion of this Note, Borrower shall immediately pay to Lender all amounts due and payable under this Note. Notwithstanding the foregoing, the remedies with respect to the Collateral shall be subject to the terms and conditions of the Security Agreement. In no event shall interest be charged under this Note which would violate any applicable law. If the rate of interest provided for herein would otherwise exceed the maximum rate permitted by applicable law, then the interest rate shall be reduced to the maximum rate permitted by applicable law.

          This Note is secured under the Security Documents. Reference is hereby made to the Note Purchase Agreement and the Security Documents for a description of the nature and extent of the security for this Note and the rights with respect to such security of the holder of this Note. Nothing herein shall be deemed to limit the rights of Lender under this Note or the any other Transaction Document, all of which rights and remedies are cumulative.

          No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Lender or any holder of this Note, and then only to the extent specifically set forth therein.

          If any default occurs in any payment due under this Note, Borrower and all guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys' fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder's rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder's acceptance of any past due installments or by any indulgence granted by the holder to Borrower.

          Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind (except such notices as may be required under the Note Purchase Agreement), and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the holder hereof to exercise any rights under this Note or the Note Purchase Agreement. Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand under this Note to the full extent permitted by law.

          This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of Borrower. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

          In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

          Any notice required or permitted hereunder or pursuant to the Note Purchase Agreement shall be in writing and shall be deemed to have been given upon delivery if personally delivered or upon deposit if deposited in the United States mail for mailing by certified mail, postage prepaid and addressed as follows:

     If to Lender:       St. Cloud Capital Partners, LP
                         433 North Camden Drive, Fifth Floor
                         Beverly Hills, California 900210
                         Attention: Managing Partner - Finances
                                    & Administration

     With a copy to:     Latham & Watkins
                         633 West Fifth Street, Suite 4000
                         Los Angeles, California 90071
                         Attention:  W. Alex Voxman, Esq.

     If to Borrower:     Concepts Direct, Inc.
                         2950 Colorful Avenue
                         Longmont, Colorado  80504-6214
                         Attention:  Cody S. McGarraugh

     With a copy to:     McGuire Woods LLP
                         One James Center
                         901 East Cary Street
                         Richmond, Virginia 23219-4030
                         Attention:  Kevin D. Pomfret, Esq.


          EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CITY OF LOS ANGELES, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE, PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CITY OF LOS ANGELES, AND, PROVIDED, FURTHER, NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
 BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH ABOVE AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS NOTE OR THE TRANSACTIONS RELATED HERETO.

          IN WITNESS WHEREOF, Borrower has caused this Senior
Secured Promissory Note to be duly executed the day and year first above written.


                                     CONCEPTS DIRECT, INC.
                                     a Delaware corporation

                                     By: /s/Cody S. McGarraugh
                                         Cody S. McGarraugh
                                         Chief Financial Officer




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Promissory Note (St. Cloud)